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                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.    )

      FILED BY THE REGISTRANT [X]      FILED BY A PARTY OTHER THAN
                                       REGISTRANT [_]

                               ----------------

  Check the appropriate box:

  [_]Preliminary Proxy Statement

  [_]Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

  [X]Definite Proxy Statement

  [_]Definite Additional Materials

  [_]Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule 240.14a-12

                               ----------------

                              ORGANOGENESIS INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

  Payment of Filing Fee (Check the appropriate box):

  [X]No Fee required

  [_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)Title of each class of securities to which transaction applies:

  (2)Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)Proposed maximum aggregate value of transaction:

  (5)Total fee paid:

  [_]Fee paid previously with preliminary materials.

  [_]Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of the filing.

  (1)Amount Previously Paid:

  (2)Form, Schedule or Registration Statement No.:

  (3)Filing Party:

  (4)Date Filed:

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

                              ORGANOGENESIS INC.
                                 150 DAN ROAD
                          CANTON, MASSACHUSETTS 02021

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MAY 15, 1998

  The Annual Meeting of Stockholders of Organogenesis Inc. (the "Company") will be held at the Sheraton Tara Hotel, 37 Forbes Road, Braintree, Massachusetts, on Friday, May 15, 1998 at 10:00 A.M., local time, to consider and act upon the following matters:

    1. To elect seven directors to serve for the ensuing year;

    2. To ratify the selection by the Board of Directors of Coopers & Lybrand L.L.P. as the Company's independent accountants for the 1998 fiscal year; and

    3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

  Stockholders of record at the close of business on March 20, 1998 will be entitled to notice of, and to vote at, the meeting or any adjournment thereof. The stock transfer books of the Company will remain open for the purchase and sale of the Company's Common Stock.

  All stockholders are cordially invited to attend the meeting.

                                          By Order of the Board of Directors,


                                          /s/ Donna L. Abelli

                                          Donna L. Abelli, Secretary

Canton, Massachusetts
April 8, 1998

                          RETURN ENCLOSED PROXY CARD

  WHETHER OR NOT YOU EXPECT TO ATTEND THIS MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                              ORGANOGENESIS INC.
                                 150 DAN ROAD
                          CANTON, MASSACHUSETTS 02021

            PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 15, 1998

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Organogenesis Inc. (the "Company") for use at the 1998 Annual Meeting of Stockholders to be held on Friday, May 15, 1998 at 10:00 a.m. at the Sheraton Tara Hotel, 37 Forbes Road, Braintree, Massachusetts and at any adjournment of that meeting (the "Meeting"). All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, the proxies will be voted in favor of the proposals set forth in the accompanying Notice of Meeting. You have the right to revoke your proxy and change your vote at any time prior to its exercise at the Meeting by giving written notice to that effect to the Secretary of the Company.

  On March 20, 1998, the record date for the determination of stockholders entitled to vote at the Meeting, there were outstanding and entitled to vote an aggregate of 23,166,524 shares of Common Stock of the Company, $.01 par value (the "Common Stock"). Each share is entitled to one vote.

  The Company's Annual Report for the fiscal year ended December 31, 1997 is being mailed to the stockholders concurrently with this Notice and Proxy Statement on or about April 8, 1998.

VOTING SECURITIES AND VOTES REQUIRED

  The holders of a majority of the number of shares of Common Stock issued, outstanding and entitled to vote on any matter shall constitute a quorum with respect to that matter at the Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

  The affirmative vote of the holders of a plurality of the votes cast at the Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented and voting at the Meeting is required to ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors.

  With respect to tabulation of votes on any matter, abstentions are treated as votes against a proposal, while broker non-votes have no effect on the vote.

                                  ITEM NO. 1

                             ELECTION OF DIRECTORS

  Unless otherwise instructed, the persons named in the enclosed proxy will vote to elect as directors the seven nominees named below. Each director will be elected to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. If a nominee becomes unavailable, the person acting under the proxy may vote the proxy for the election of a substitute. It is not presently contemplated that any of the nominees will be unavailable.

  The following table sets forth the name and age of each nominee and the positions and offices held by him or her, his or her principal occupation and business experience during the past five years, when he or she first became a director of the Company and the names of other publicly held companies of which he or she serves as a director:

                                                                        FIRST
                                       PRINCIPAL OCCUPATION,           BECAME A
 NAME AND AGE                  BUSINESS EXPERIENCE AND DIRECTORSHIPS   DIRECTOR
 ------------                  -------------------------------------   --------
 Richard S. Cresse............ Consultant; Former Corporate Vice         1986
  Age 70                       President, Arthur D. Little, Inc.
                               from 1988 to 1997.
 Kenneth J. Novack............ Chairman of the Business and Finance      1998
  Age 56                       Section of the Boston-based law firm
                               of Mintz, Levin, Cohn, Ferris,
                               Glovsky and Popeo, P.C. and serves on
                               its Executive Committee; Advisor to
                               the Chairman of America Online, Inc.;
                               Director of Appleton Partners, Inc.
                               and Ekco Group, Inc. and Advisory
                               Director of Gordon Brothers
                               Companies; as well as Chairman of the
                               Mintz Levin Foundation.
 Bjorn R. Olsen, M.D., Ph.D... Professor of Oral Biology and             1994
  Age 57                       Chairman, Harvard-Forsyth Department
                               of Oral Biology, Forsyth Dental
                               Center, Harvard School of Dental
                               Medicine since 1998. Hersey Professor
                               of Cell Biology, Department of Cell
                               Biology, Harvard Medical School prior
                               to 1998.
 Marguerite A. Piret.......... President of Newbury, Piret &             1995
  Age 50                       Company, Inc., an investment banking
                               company, since 1981; Director of the
                               Pioneer Mutual Funds.
 David T. Rovee, Ph.D......... President and Chief Operating Officer     1994
  Age 58                       of the Company since February 1994;
                               Vice President of Research and
                               Development of the Company from
                               November 1991 to February 1994;
                               employed by Johnson & Johnson for the
                               prior 25 years.
 Anton E. Schrafl, Ph.D....... Deputy Chairman of "Holderbank"           1987
  Age 66                       Financiere Glaris Ltd., a Swiss
                               manufacturer of cement, since July
                               1984; Director of Apogee Technology,
                               Inc.
 Herbert M. Stein............. Chairman of the Board of Directors of     1986
  Age 69                       the Company since February 1991;
                               Chief Executive Officer of the
                               Company since January 1987; Director
                               of Ekco Group, Inc. and Apogee
                               Technology, Inc.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTING THE SEVEN NOMINEES ABOVE.

                          INFORMATION RELATIVE TO THE
               BOARD OF DIRECTORS AND CERTAIN OF ITS COMMITTEES

  The Audit Committee of the Board of Directors was comprised of Dr. Schrafl, Messrs. Cresse and Hopke and Ms. Piret. The Audit Committee held one meeting during 1997. The responsibilities of the Audit Committee are (1) to make recommendations to the Board of Directors regarding the engagement of the Company's independent accountants; (2) to review the arrangements for the scope of the independent audit and the results of the audit and to report on the same to the Company's Board of Directors; (3) to establish and monitor policy relative to non-audit services performed by the independent accountants; and (4) to assure that the accountants are in fact independent.

  The Nominating Committee of the Board of Directors is currently comprised of Dr. Schrafl and Mr. Stein. The Nominating Committee did not hold any meetings during 1997. The Committee identifies and recommends candidates for nomination to the Board of Directors. The Nominating Committee does not consider nominees recommended by stockholders.

  The Compensation Committee of the Board of Directors was comprised of Dr. Olsen and Messrs. Cresse and Hopke. The Compensation Committee held two meetings during 1997. The Committee provides recommendations to the Board of Directors as to compensation arrangements with executive officers of the Company and grants options to the Company's executive officers.

  During 1997, the Board of Directors of the Company held four meetings, one telephonic meeting, and had one written action in lieu of a meeting. Each incumbent director, with the exception of William J. Hopke, attended at least 75% of the Board of Directors meetings which were held during his or her tenure, and of all committees of the Board on which he or she served.

COMPENSATION OF DIRECTORS

  Directors who are also officers of the Company do not receive any compensation for their services to the Company as directors. Directors who are not also officers of the Company receive $500 for each Board of Directors meeting attended, $300 for each committee meeting attended and a retainer of $1,750 per quarter.

  Under the 1994 Director Stock Option Plan approved by the Company's shareholders in 1994 (the "1994 Director Plan"), stock options to purchase 15,000 shares of the Company's Common Stock may be granted to non-employee directors of the Company upon their initial election as a director. In addition, the 1994 Director Plan provides for the grant of options to purchase an additional 10,000 shares to each eligible non-employee director on the second Wednesday of March in each even numbered calendar year commencing in 1996. The 1994 Director Plan provides that the option price be at fair market value on the date of grant and vest in equal annual installments over a five-year period beginning one year from the date of grant. All options expire ten years from the date of grant.

                     PRINCIPAL STOCKHOLDERS AND MANAGEMENT

  The following table sets forth certain information as of March 20, 1998 with respect to the beneficial ownership of the Company's Common Stock by (i) each person known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director, (iii) each of the executive officers listed in the "Summary Compensation Table" below, and (iv) the directors and executive officers of the Company as a group:

                                                     SHARES OF      PERCENT OF
                                                    COMMON STOCK      COMMON
                                                    BENEFICIALLY       STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                  OWNED(1)      OUTSTANDING
------------------------------------                ------------    -----------
North American Management Corp.....................  2,134,545(2)       9.2%
 Ten Post Office Square
 Boston, MA 02109
Stanmore Associates, L.P...........................  1,957,134(3)       8.4%
 41 East 42nd Street
 New York, New York 10017
Herbert M. Stein...................................  1,480,174(4)       6.0%
 71 Fairlee Road
 Waban, MA 02168
David T. Rovee, Ph.D...............................    397,655(5)       1.7%
Richard S. Cresse..................................     83,203(6)         *
William J. Hopke...................................      9,766(5)         *
Kenneth J. Novack..................................        781(7)         *
Bjorn R. Olsen, M.D., Ph.D.........................         --            *
Marguerite A. Piret................................     15,938(5)         *
Anton E. Schrafl, Ph.D.............................    314,361(8)       1.3%
Robert J. Buehler, Ph.D............................     47,660(9)         *
Nancy L. Parenteau, Ph.D...........................    126,563(10)        *
Michael L. Sabolinski, M.D.........................    186,526(5)         *
All directors and officers as a group (13
 persons)..........................................  2,687,627(11)     10.5%

--------
*  Less than 1%.

(1) Except as otherwise specifically noted, the number of shares stated as being owned beneficially includes shares believed to be held beneficially by spouses, minor children and grandchildren. The inclusion of such shares in this Proxy Statement, however, does not constitute an admission that the named stockholders are direct or indirect beneficial owners of such shares.

(2) The information reported is solely based on information provided by North American Management Corp. Under common forms of discretionary account agreements between investment adviser and client, an investment adviser is vested with authority to dispose of shares. North American is an investment adviser and is thus considered, under Securities and Exchange Commission ("SEC") rules, to be a "beneficial owner." An investment adviser need not have any pecuniary interest to be considered a beneficial owner.

(3) Based upon a Schedule 13D filed as of September 22, 1997 with the Securities and Exchange Commission.

(4) Includes 1,374,608 shares of Common Stock which are subject to outstanding options exercisable within the 60-day period following March 20, 1998; 86,132 shares held by H.M. Stein Associates and 19,434 shares owned. Does not include 870,899 of the 957,031 shares of Common Stock held by H.M. Stein Associates as to which Mr. Stein disclaims beneficial ownership.

(5) Represents shares of Common Stock which are subject to outstanding options exercisable within the 60-day period following March 20, 1998.

(6) Includes 12,889 shares owned and 70,314 shares of Common Stock which are subject to outstanding options exercisable within the 60-day period following March 20, 1998.

(7) Includes 781 shares owned.

(8) Includes 236,235 shares owned and 78,126 shares of Common Stock which are subject to outstanding options exercisable within the 60-day period following March 20, 1998.

(9) Includes 16,798 shares owned and 30,862 shares of Common Stock which are subject to outstanding options exercisable within the 60-day period following March 20, 1998.

(10) Includes 3,906 shares owned and 122,657 shares of Common Stock which are subject to outstanding options exercisable within the 60-day period following March 20, 1998.

(11) Includes 86,132 shares held by H.M. Stein Associates, 19,434 shares held by Mr. Stein, 236,235 shares held by Dr. Schrafl, 12,889 shares held by Mr. Cresse, 781 shares held by Mr. Novack, 16,798 shares held by Dr. Buehler, 3,906 shares held by Dr. Parenteau and 2,311,452 shares of Common Stock subject to outstanding stock options held by officers and directors which are exercisable within the 60-day period following March 20, 1998.

                              EXECUTIVE OFFICERS

  The following table sets forth the name and age and current position of each of the Company's non-director executive officers and each such officer's business experience during the past five years.

 NAME, AGE                               POSITION AND BUSINESS EXPERIENCE
 ---------                               --------------------------------
 Donna L. Abelli.............. Vice President, Finance and Administration and Chief
  Age 40                       Financial Officer, Treasurer and Secretary since
                               March 1996; Partner, Coopers & Lybrand L.L.P. prior
                               to March 1996.
 Robert J. Buehler, Ph.D...... Vice President, Operations since November 1995;
  Age 50                       Director, Process Development from August 1994 to
                               November 1995; Director, Quality Assurance from June
                               1993 to August 1994.
 Nancy L. Parenteau, Ph.D. ... Senior Vice President, Research and Development and
  Age 44                       Chief Scientific Officer since August 1995; Vice
                               President, Cell and Tissue Science from February
                               1994 to August 1995; Director, Cell Biology Research
                               prior to February 1994.
 Michael L. Sabolinski, M.D... Senior Vice President, Medical and Regulatory
  Age 42                       Affairs since August 1995; Vice President, Medical
                               and Regulatory Affairs from February 1994 to August
                               1995; Director of Clinical and Regulatory Affairs
                               prior to February 1994.
 Alan W. Tuck................. Chief Strategic Officer since September 1997;
  Age 49                       Officer of the Company since March 1998; Strategic
                               Advisor to Dyax Corp since October 1997; Executive
                               Vice President and Chief Strategic Officer Biocode
                               Inc. October 1996--July 1997; Chief Strategic
                               Officer ImmuLogic Pharmaceutical Corporation August
                               1996--March 1997; President & CEO T Cell Sciences
                               Inc. February 1992--May 1996; Vice President
                               Marketing and Business Development Biogen Inc.
                               October 1987--November 1991. Director of Genzyme
                               Transgenics Corporation and Biocode Inc.

                       COMPENSATION COMMITTEE REPORT ON
                            EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors (the "Committee") is comprised of three independent non-employee directors and is responsible for developing and making recommendations to the Board with respect to the Company's compensation policies regarding its executive officers. The Committee also recommends to the Board the base annual cash compensation and annual cash bonuses to be paid to each executive officer of the Company. The Committee also grants options to the Company's executive officers.

  The Company's overall policy on compensation, as adopted by the Committee, is to provide competitive compensation to enable the Company to attract and retain qualified executive officers. The compensation of the executive officers is structured and administered to promote the achievement of the Company's business goals, and thereby, to maximize corporate performance and stockholder returns. The Committee believes that in addition to adequate base cash compensation it is important to have cash bonuses constitute a significant portion of each executive officer's compensation package in order to tie an individual's compensation level to individual and corporate performance. The Committee also believes it is important to have stock incentives constitute a significant portion of each executive officer's compensation package to help align long-term interests of its executive officers with the interests of its stockholders.

 Compensation of Executive Officers

  Based upon the foregoing, the compensation of executive officers consists of a mixture of cash base salary, cash bonuses, fringe benefits and long-term common stock incentives. The common stock incentives are provided through the Company's stock option plan. The Company also maintains a contributory 401(k) program in which executive officers may participate. The 401(k) program became a contributory plan in April 1994. The maximum contribution which may be paid in any one year by the Company under the 401(k) program on behalf of any one employee is $900. In determining the total amount and mixture of the compensation package for each executive officer, the Committee and the Board, at least once a year, take into consideration numerous factors such as (i) compensation of executive officers performing similar functions at comparable and competitive companies, (ii) individual performance of each executive officer, including contribution to the Company's goals, and (iii) the Company's short-term and long-term needs and goals, including attracting and retaining key management personnel. As a result of this evaluation, the Committee recommends to the Board for approval for each executive officer appropriate changes in existing base salary effective March 1 of each year and an annual cash bonus payable after the end of the calendar year.

  The stock option program is the Company's major long-term incentive plan to compensate executive officers. The objectives of this program are to align the executive officers' and stockholders' long-term interests by creating a strong and direct link between executive pay and stockholder return and to enable the executive officers to develop and maintain significant long-term stock ownership in the Company's Common Stock. Stock options generally are granted at an option price equal to the fair market value of the Company's Common Stock on the date of grant, have ten year terms, and vest ratably over five years. The amount of shares granted increases as a function of higher salary and position in the Company. The Committee granted stock options to six executive officers in 1997 to make their compensation package fully competitive with other companies in the Company's industry, as well as with a broader group of companies of comparable size and complexity.

 Compensation of Chief Executive Officer

  Mr. Stein, the Company's Chief Executive Officer, is eligible to participate in the same executive compensation programs available to other executive officers. The Committee has set Mr. Stein's annual compensation at a level it believes necessary to retain Mr. Stein in his executive position with the Company and to be comparable with other companies in the industry. Accordingly, in March 1997, Mr. Stein's annual base salary was increased to $316,440 from $293,000 the year before.

  In addition, the Committee awarded Mr. Stein a cash bonus of $95,000 and stock options to acquire an aggregate of 210,938 shares of the Company's Common Stock at an exercise price equal to the fair market value on the date of grant. The stock options vest ratably over five years following the date of grant, which is subject to Mr. Stein's continued employment with the Company. In May 1997, the Board of Directors voted to amend an option granted to Mr. Stein in 1987. The option, which was due to expire in May 1997, was extended for an additional five years. The terms of this fully vested option are to purchase 585,938 shares of Common Stock at an exercise price of $3.84. The bonus and stock options awarded reflect achievement of and progress towards the Company's and Mr. Stein's principal 1996 and future goals and objectives.

 Compliance with Internal Revenue Code Section 162(m)

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), enacted in 1993, generally disallows tax deductions to publicly traded corporations for compensation over $1 million paid to a corporation's Chief Executive Officer and any of its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to this disallowance if certain requirements are met. The Company intends to structure its compensation arrangements in a manner that will avoid disallowances under Section 162(m).


                                          Compensation Committee:

                                          Richard S. Cresse, Chairperson
                                          William J. Hopke
                                          Bjorn R. Olsen

                          SUMMARY COMPENSATION TABLE

  The following table sets forth certain information concerning the compensation for each of the last three fiscal years of the Company's Chairman and Chief Executive Officer and the Company's four other most highly compensated executive officers who received cash salary and bonus in excess of $100,000 during 1997 (collectively, the "Named Executive Officers"):

                                                      LONG-TERM
                                                     COMPENSATION
                                                      SECURITIES
                               ANNUAL COMPENSATION    UNDERLYING
                             -----------------------    STOCK        ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY($) BONUS($)  OPTIONS(#)  COMPENSATION($)
---------------------------  ---- --------- -------- ------------ ---------------
Herbert M. Stein...........  1997 $315,358  $ 95,000   210,938        $19,594(1)
 Chairman and Chief          1996  291,969    95,000   210,938         19,594(1)
  Executive Officer
                             1995  266,200   219,798   117,188         19,594(1)
David T. Rovee, Ph.D.......  1997  263,492    60,000   140,625            900(2)
 President, Chief Operating
  Officer                    1996  243,346    60,000   140,625            900(2)
                             1995  220,481    86,439    78,125            900(2)
Michael L. Sabolinski,
 M.D.......................  1997  168,077    35,000    54,688            900(2)
 Senior Vice President,      1996  158,154    35,000    70,313            900(2)
  Medical Affairs
 and Regulatory              1995  146,385    52,480    58,594            900(2)
Nancy L. Parenteau, Ph.D...  1997  162,116    40,000    62,500            900(2)
 Senior Vice President,
  Research and               1996  145,385    30,000    70,313            900(2)
 Development and Chief
  Scientific Officer         1995  122,289    38,480    39,063            900(2)
Robert J. Buehler, Ph.D....  1997  126,731    40,000    39,062            900(2)
 Vice President,
  Operations(3)              1996  111,789    15,000    15,625            900(2)
                             1995   99,216     1,000    15,625            900(2)

--------
(1) Amounts shown are insurance premiums paid by the Company for a life insurance policy on Mr. Stein of which the Company is not a beneficiary and $10,000 paid for personal financial consulting services.

(2) Reflects amounts contributed by the Company pursuant to its 401(k) Plan.

(3) Dr. Buehler joined the Company in December 1987 and was appointed as an executive officer of the Company in November 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1997 by the Company to the Named Executive Officers:

                                INDIVIDUAL GRANTS
                         -------------------------------
                           NUMBER   PERCENT OF
                             OF       TOTAL                                     POTENTIAL REALIZED VALUE
                         SECURITIES  OPTIONS                                     AT ASSUMED ANNUAL RATES
                         UNDERLYING GRANTED TO                                 OF STOCK PRICE APPRECIATION
                          OPTIONS   EMPLOYEES  EXERCISE             GRANT DATE     FOR OPTION TERM(2)
                          GRANTED   IN FISCAL  PRICE(1)  EXPIRATION   VALUE    ----------------------------
NAME                        (#)        YEAR    ($/SHARE)    DATE      0% ($)      5% ($)        10% ($)
----                     ---------- ---------- --------- ---------- ---------- ------------- --------------
Herbert M. Stein........  210,938     14.40%    $14.40    3/14/07   $     --      $1,910,272    $4,841,004
Herbert M. Stein (3)....  585,938     41.28%      3.84    5/07/02   6,304,688      8,668,192    11,527,415
David T. Rovee, Ph.D....  140,625      9.90      14.40    3/14/07         --       1,273,512     3,227,328
Michael L. Sabolinski,
 M.D....................   54,688      3.85      14.40    3/14/07         --         495,259     1,255,084
Nancy L. Parenteau,
 Ph.D...................   62,500      4.40      14.40    3/14/07         --         566,005     1,434,368
Robert J. Buehler,
 Ph.D...................   39,062      2.75      14.40    3/14/07         --         353,749       896,469

--------
(1) All options were granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Options are exercisable in five equal annual installments of 20% each year commencing one year from the date of grant. In addition, the options vest fully in the event of a "Change in Control" of the Company. See "Compensation Arrangements".

(2) Amounts shown under these columns are the results of calculations of the 5% and 10% rates required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's stock price. The table does not take into account any appreciation in the price of the Common Stock to date.

(3) In May 1997, the Board of Directors voted to amend an option granted to Mr. Stein in 1987. The option, which was due to expire in May 1997, was extended for an additional five years. This option is fully vested.

  The following table sets forth certain information regarding options held as of December 31, 1997 by the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                     NUMBER OF SECURITIES
                                                    UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                          OPTIONS AT          IN-THE-MONEY OPTIONS AT
                           SHARES                     FISCAL YEAR-END(1)     FISCAL YEAR-END($)(1)(2)
                         ACQUIRED ON    VALUE      ------------------------- -------------------------
NAME                     EXERCISE(#) REALIZED($)   EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- -----------   ----------- ------------- ----------- -------------
Herbert M. Stein........       --     $     --      1,243,357     511,527    $27,276,982  $8,206,454
David T. Rovee, Ph.D....       --           --        310,155     338,282      6,551,220   5,407,776
Michael L. Sabolinski,
 M.D....................       --           --        141,993     163,674      2,951,369   2,706,847
Nancy L. Parenteau,
 Ph.D...................   24,414      516,311(3)      80,470     167,579      1,671,375   2,733,304
Robert J. Buehler,
 Ph.D...................   29,298      613,149(3)      19,924      65,037        371,431     917,075

--------
(1) Options granted under the 1986 and 1995 Stock Option Plans become exercisable in five equal annual installments of 20% each year commencing one year from the date of grant.

(2) The value of unexercised in-the-money options represents the difference between the closing price of the Company's Common Stock on the American Stock Exchange on December 31, 1997 and the option exercise price.

(3) The value realized represents the difference between the closing price of the Company's Common Stock on the American Stock Exchange on the date of exercise and the option exercise price, multiplied by the number of shares acquired on exercise.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the American Stock Exchange. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it with respect to 1997, or written representations from certain reporting person, the Company believes that during the preceding year its directors and officers and persons who own more than 10% of the Company's Common Stock have complied with all filing requirements, except that one report was not filed on a timely basis covering additional shares acquired during one month by Dr. Schrafl, a director of the Company.

COMPENSATION ARRANGEMENTS

  The Company has a Severance Benefits Plan (the "Plan") for all of the executive officers of the Company, including Dr. Rovee and Mr. Stein, which provides for certain benefit payments in the event that the officers employment is terminated involuntarily by the Company following a change in control of the Company. As defined in the Plan, a "Change in Control" will occur: (i) in the event that any person acquires 30% or more of the combined voting power of the Company's then outstanding securities, (ii) if a majority of the Board of Directors changes, unless the change was approved by a vote of at least a majority of the Board of Directors prior to such change, (iii) in the event that the stockholders approve a merger or consolidation of the Company, other than a merger or consolidation which would result in the voting securities outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company in which no person acquires more than 30% of the combined voting power of the Company's then outstanding securities, or
(iv) in the event that the stockholders of the Company approve a plan of complete liquidation or the sale of all or substantially all of the Company's assets.

  All stock options held by Company employees, including executive officers, and directors fully vest upon a Change in Control, as defined above.

CERTAIN TRANSACTIONS

  In 1995, the Company's wholly owned subsidiary, ECM Pharma Inc. licensed from Harvard University a compound which has the potential to regulate the breakdown of extracellular matrix and to modify tissue remodeling. ECM Pharma also entered into a research collaboration with Harvard Medical School, under the direction of Dr. Bjorn Olsen, related to the discovery of extracellular matrix-related therapeutics. The Company expended approximately $217,691 and $203,000 during 1997 and 1996, respectively, to fund the research collaboration. Dr. Bjorn Olsen is a member of the Company's Board of Directors.

  During 1996, the Company made an interest-free loan of $108,000 to Dr. Nancy Parenteau, the Company's Senior Vice President, Research and Development, and Chief Scientific Officer. The loan amount was paid in its entirety in December 1997.

  Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. are legal counsel to the Company. Mr. Kenneth J. Novack, who joined the Company's Board of Directors in March 1998, is Chairman of the Business and Finance Section of this firm and serves on its Executive Committee.

SCIENTIFIC ADVISORY BOARD

  The Company has a Scientific Advisory Board ("SAB") comprised of five physicians, professors and scientists in various fields of medicine and science. The SAB meets from time to time to advise and consult with management and the Company's scientific staff. Members of the SAB receive a $1,000 fee for each meeting attended and are reimbursed for expenses in attending meetings. Non-statutory stock options have been granted to members of the SAB. As of March 20, 1998, members of the SAB held options, in connection with their service as SAB members, to purchase an aggregate of 8,789 shares of the Company's Common Stock at an average exercise price of $6.33 per share under the Company's 1986 Stock Option Plan.

                      COMPARATIVE STOCK PERFORMANCE GRAPH

  The graph below compares the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Stock Index, the Coopers & Lybrand Biotech Index and the AMEX Biotechnology Index during the five years ending December 31, 1997. The graph and table assume $100 was invested on December 31, 1992 in the Company's Common Stock and in each of the foregoing indices.
                                     LOGO

                                       1992   1993   1994   1995   1996   1997
                                      ------ ------ ------ ------ ------ ------
Organogenesis, Inc................... 100.00 100.00 220.83 255.21 315.97 583.22
S&P 500 Index........................ 100.00 110.03 111.53 153.29 188.39 251.17
Coopers & Lybrand Biotech Index...... 100.00 102.51  98.67 187.40 215.38 237.89
AMEX Biotechnology Index............. 100.00  67.85  48.09  78.39  84.56  95.18

                                  ITEM NO. 2

                     SELECTION OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has selected Coopers & Lybrand L.L.P. as the Company's independent accountants for the 1998 fiscal year. Coopers & Lybrand L.L.P. has served as the Company's independent accountants since 1986. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Meeting. They will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from stockholders.

                                  ITEM NO. 3

                                 OTHER MATTERS

  Management does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

  The expenses connected with soliciting proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. The Company will pay American Stock & Transfer to assist with the solicitation of proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in connection with the distribution of proxy materials.

DEADLINE FOR SUBMISSION OF STOCKHOLDERS PROPOSALS

  In order to be considered for addition to the agenda for the 1999 Annual Meeting of Stockholders and to be included in the Proxy Statement and form of proxy, stockholders' proposals should be addressed to the Secretary of the Company and must be received at the principal office of Organogenesis in Canton, Massachusetts no later than December 4, 1998.

                                          By Order of the Board of Directors,

                                          /s/ Donna L. Abelli

                                          Donna L. Abelli, Secretary
Canton, Massachusetts
April 8, 1998

  THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

PROXY                                                                PROXY
                              ORGANOGENESIS INC.
                 Annual Meeting of Stockholders--May 15, 1998


  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY


The undersigned, revoking all prior proxies, hereby appoint(s) Herbert M. Stein, David T. Rovee and Donna L. Abelli and each of them, with full power of substitution, as proxies to represent and vote, as designated hereon, all shares of stock of Organogenesis Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Sheraton Tara Hotel, 37 Forbes Road, Braintree, Massachusetts, on Friday, May 15, 1998 at 10:00 A.M., local time, and at any adjournment thereof.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR the election of Directors and FOR Proposal 2. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

                PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY
                  IN THE ENCLOSED POST-PAID RETURN ENVELOPE.

                 (Continued and to be signed on reverse side)

PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.
[X]

UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED IN FAVOR OF THE PROPOSALS
                                SET FORTH BELOW


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.



1. Election of Directors                 Nominees: Richard S. Cresse
                                                   Kenneth J. Novack
                                                   Bjorn R. Olsen, M.D., Ph.D.
                                                   Marguerite A. Piret
                                                   David T. Rovee, Ph.D.
                                                   Anton E. Schrafl, Ph.D.
                                                   Herbert M. Stein

FOR   AGAINST
[ ]     [ ]

FOR, except vote WITHHELD from the following nominee(s):

-------------------------------------------------------





2. Ratification of Coopers & Lybrand L.L.P. as the Company's independent accountants for the 1998 fiscal year.

     FOR   AGAINST   ABSTAIN

     [ ]     [ ]       [ ]


SIGNATURE                                               DATE
          -----------------------------------                 ----------------

SIGNATURE                                               DATE
          -----------------------------------                 ----------------


Please sign exactly as name(s) appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles.